Exhibit 4.1

THIS WARRANT AND THE UNDERLYING SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF ANY STATE. THESE SECURITIES MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED EXCEPT AS PERMITTED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS IN ACCORDANCE WITH APPLICABLE REGISTRATION REQUIREMENTS OR AN EXEMPTION THEREFROM. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE ISSUER THAT SUCH OFFER, SALE, TRANSFER, PLEDGE OR HYPOTHECATION OTHERWISE COMPLIES WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

WARRANT

TO PURCHASE CLASS A COMMON SHARES OF

FIVE POINT HOLDINGS, LLC

February 6, 2026

FOR VALUE RECEIVED, the undersigned, Five Point Holdings, LLC, a Delaware limited liability company (together with its successors and assigns, the “Company”), hereby certifies that, subject to the terms and conditions hereof, [_____] (together with its successors and permitted assigns, the “Warrantholder”) is entitled to subscribe for and purchase up to [_____] Class A Common Shares (the “Warrant Shares”), at a purchase price per Class A Common Share equal to the Exercise Price with respect to such shares, subject to adjustment as provided herein.

Section 1. Definitions. As used in this Warrant, the following terms shall have the meanings set forth below:

“Act” means the Securities Act of 1933, as amended.

“Affiliate” has the meaning ascribed to it in Section 1.1 of the Fund Agreement.

“Business Day” means any day other than Saturday, Sunday or any other day on which banking institutions in the City of New York are closed for business.

“Capital Contribution” has the meaning ascribed to it in Section 1.1 of the Fund Agreement.

“Class A Common Shares” means the Company’s Class A Common Shares (as defined in the Operating Agreement), and any class and/or series of shares of the Company for or into which such Class A Common Shares may be converted, reclassified or exchanged in a reorganization, recapitalization or similar transaction.

“Closing Sale Price” means, for any security as of any date, the last trade price for such security on the principal securities exchange or trading market for such security, as reported by Bloomberg Financial Markets, or, if such exchange or trading market begins to operate on an extended hours basis and does not designate the last trade price, then the last trade price of such security prior to 4:00 p.m., New York City time, as reported by Bloomberg Financial Markets, or if the foregoing do not apply, the last trade price of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg Financial Markets, or, if no last trade price is reported for such security by Bloomberg Financial Markets, the average of the bid prices, or the ask prices, respectively, of any market makers for such security as reported in the “pink sheets” by Pink Sheets LLC. If the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Sale Price of such security on such date shall be the fair market value as determined in good faith by the Company’s Board of Directors. All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during the applicable calculation period.

“Effective Date” means February 6, 2026.

“Exchange” means the New York Stock Exchange, or if the Class A Common Shares are no longer listed on the New York Stock Exchange, the other United States securities exchange or market on which the Class A Common Shares are then being principally traded.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exercise Date” has the meaning set forth in Section 3(a) of this Warrant.

“Exercise Price” means $7.00 per Class A Common Share.

“Fund” means Owl-HP Finance LLC.

“Fund Agreement” means the Limited Liability Company Agreement of the Fund, as amended, supplemented or restated from time to time.

“Liquid Sale” means the closing of a Merger Event which is effected in such a manner that the holders of Class A Common Shares are entitled to receive (either directly or upon subsequent liquidation) consideration that consists solely of cash and/or Marketable Securities.

“Marketable Securities” in connection with a Merger Event means securities meeting each of the following requirements: (a) the issuer thereof is then subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act; and (b) the class and series of shares or other securities of the issuer that would be received by the Warrantholder in connection with the Merger Event were the Warrantholder to exercise this Warrant on or prior to the closing thereof is then traded on a national securities exchange.

“Merger Event” means any of the following in one or a series of related transactions: (a) a sale, lease, exchange or other transfer or disposition of all or substantially all assets of the Company to a third party; (b) any merger or consolidation involving the Company in which the Company is not the surviving entity or in which the members of the Company immediately prior to such merger or consolidation do not own, directly or indirectly, at least 50% of the voting power of the voting equity securities of the surviving entity; (c) any tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which all or substantially all of the holders of Class A Common Shares are permitted to tender or exchange their shares for other securities, cash or property; (d) the Company consummates a share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, division, spin-off or scheme of arrangement) with another Person whereby such other Person acquires more than 50% of the voting power of the voting equity securities of the Company (except for any such transaction in which the members of the Company immediately prior to such transaction maintain, in substantially the same proportions, the voting power of the voting equity securities of such Person immediately after the transaction); or (e) the Company effects any reclassification of the Class A Common Shares or any compulsory share exchange pursuant to which the Class A Common Shares are effectively converted into or exchanged for other securities, cash or property (other than as a result of a subdivision or combination of Class A Common Shares or similar event giving rise to an adjustment under the other provisions in Section 6).

“Notice of Exercise” has the meaning set forth in Section 3(a) of this Warrant.

“Operating Agreement” means the Second Amended and Restated Limited Liability Company Agreement of the Company, as amended, supplemented or restated from time to time.

“Person” means a person or entity.

“Purchase Price” means, with respect to any exercise of this Warrant, an amount equal to the Exercise Price multiplied by the number of Class A Common Shares as to which this Warrant is then exercised.

“Regulation D” means Regulation D under the Act.

“Rule 144” means Rule 144 promulgated under the Act.

“Term” has the meaning set forth in Section 2 of this Warrant.

“Transfer Agent” has the meaning set forth in Section 3(c) of this Warrant.

“Vesting Event” has the meaning set forth in Section 3(d) of this Warrant.

“Vesting Event Notice” has the meaning set forth in Section 3(d) of this Warrant.

“Warrant” means this warrant and any other warrants of like tenor issued in substitution or exchange therefor pursuant to the terms of this Warrant.

Section 2. Term. The right to purchase Class A Common Shares as granted herein shall commence on the Effective Date and shall be exercisable with respect to any vested portion of Class A Common Shares until 5:00 p.m. (New York City time) on the fifth (5th) anniversary of the Effective Date (such period, the “Term”). Any portion of this Warrant not exercised prior to the expiration of the Term shall be void. In addition, notwithstanding any other provision of this Warrant to the contrary, no additional Warrant Shares will be eligible to vest from and after the time that either (i) Hearthstone Professionals – PI, LLC or its Affiliate is no longer acting as Manager (as defined in the Fund Agreement) under the Fund Agreement or (ii) the Funding Commitment Period (as defined in the Fund Agreement) has been terminated (each, a “Vesting Termination Trigger”); provided, however, that in the event of the occurrence of any such Vesting Termination Trigger, this Warrant will remain outstanding with respect to any Warrant Shares that have vested prior to the Vesting Termination Trigger and may be exercised with respect to such vested Warrant Shares through the end of the Term.

Section 3. Exercise of the Purchase Rights.

(a) Exercise. Subject to vesting and the other terms and conditions hereof, the purchase rights represented by this Warrant are exercisable by the Warrantholder, in whole or in part, at any time and from time to time, during the Term by tendering to the Company (in accordance with Section 9(d)) a duly completed and executed notice of exercise in the form attached hereto as Exhibit A (each, a “Notice of Exercise”) and payment of the applicable Purchase Price. The “Exercise Date” of this Warrant shall be defined as the date that the Notice of Exercise, duly completed and executed, together with the Purchase Price, is delivered to the Company in accordance with the terms hereof.

(b) Payment of Purchase Price. On the Exercise Date, the Warrantholder shall deliver the applicable Purchase Price by wire transfer of immediately available funds to the Company. Upon the written request of the Warrantholder, the Company shall promptly, and in any event within two (2) Business Days, provide the Warrantholder with such wire transfer instructions and information as may be reasonably required to enable the Warrantholder to deliver the applicable Purchase Price to the Company.

(c) Delivery of Class A Common Shares. In the event of any exercise of the rights represented by this Warrant in accordance with and subject to the terms and conditions hereof, the Class A Common Shares so purchased shall be delivered by the Company (i) by causing the Company’s transfer agent (“Transfer Agent”) to electronically transmit the Class A Common Shares issuable upon such exercise to the Warrantholder by crediting such Warrantholder’s account at the Transfer Agent or (ii) if the Warrant Shares are certificated, by registering in the Company’s share register, in the name of such Warrantholder, that number of Class A Common Shares issuable upon such exercise and delivering a certificate or certificates for that number of Class A Common Shares issuable upon such exercise to the address set forth on the Notice of Exercise. The Warrantholder shall be treated for all purposes as the holder of record of such Class A Common Shares as of the close of business on the Exercise Date.

(d) Vesting; Vesting Events. The Warrant Shares shall vest in four equal tranches of [_____] Class A Common Shares each upon the occurrence, if any, of the vesting events set forth on Exhibit B hereto (the “Vesting Events”), in connection with Capital Contributions to the Fund made by the Warrantholder and/or its Affiliates on or prior to the date of the applicable Vesting Event. Following any Vesting Event, the Company shall deliver to the Warrantholder a notice of vesting event substantially in the form attached hereto as Exhibit C (a “Vesting Event Notice”).

(e) Surrender and Cancellation. The Warrantholder shall not be required to physically surrender this Warrant to the Company until the Warrantholder has purchased all of the Class A Common Shares available hereunder and this Warrant has been exercised in full, in which case the Warrantholder shall surrender this Warrant to the Company for cancellation within three (3) Business Days following the date the final Notice of Exercise is delivered to the Company. Execution and delivery of a Notice of Exercise with respect to a partial exercise shall have the same effect as cancellation of the original Warrant and issuance of a new Warrant evidencing the right to purchase the remaining number of Class A Common Shares available hereunder. The Warrantholder and the Company shall maintain records showing the number of Class A Common Shares purchased and the remaining number of Class A Common Shares available hereunder. The Warrantholder, by acceptance of this Warrant, acknowledges and agrees that, by reason of the provisions of this paragraph, following the purchase of a vested portion of the Class A Common Shares available hereunder, the total number of warrants (and, therefore, the number of Class A Common Shares available for purchase hereunder) at any given time may be less than the amount stated herein.

Section 4. No Fractional Shares or Scrips. No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Warrant, but in lieu of such fractional shares the Company shall make a cash payment therefor in an amount equal to the product of (a) the fair market value of a share of Class A Common Share (based upon the Closing Sale Price), multiplied by (b) the fraction of a share.

Section 5. No Rights as Member. The Warrantholder agrees that this Warrant does not entitle the Warrantholder to any voting rights or other rights as a member of the Company prior to the exercise of any of the purchase rights set forth in this Warrant.

Section 6. Adjustment Rights. The Exercise Price and the Class A Common Shares purchasable hereunder are subject to adjustment from time to time, as follows; provided that no single event shall cause an adjustment or distribution under more than one subsection of this Section 6 so as to result in duplication.

(a) Merger Event. In connection with a Merger Event that is a Liquid Sale, this Warrant shall, on and after the closing thereof, automatically and without further action on the part of any party, represent the right to receive the consideration payable on or in respect of all vested Class A Common Shares that are issuable hereunder as of immediately prior to the closing of such Merger Event, less the Purchase Price for all such Class A Common Shares, and such Merger Event consideration shall be paid to the Warrantholder as and when it is paid to the holders of the outstanding Class A Common Shares. In connection with a Merger Event that is not a Liquid Sale, the Company shall cause the successor or surviving entity to assume this Warrant and the obligations of the Company hereunder on the closing thereof, and thereafter this Warrant shall be exercisable for the same number and type of securities or other property as the Warrantholder would have received in consideration for the vested Class A Common Shares issuable hereunder had it exercised this Warrant in full as of immediately prior to such closing, at an aggregate exercise price equal to the aggregate Exercise Price in effect as of immediately prior to such closing, and subject to further adjustment from time to time in accordance with the provisions of this Warrant. The provisions of this Section 6(a) shall similarly apply to successive Merger Events. In the event that the consideration in any Liquid Sale is payable solely in the form of Marketable Securities, the fair value of such securities for purposes of offsetting the Purchase Price in accordance with this Section 6(a) shall be determined in good faith by the Company’s Board of Directors.

(b) Reclassification of Shares. Except for Merger Events subject to Section 6(a), if the Company at any time shall, by combination, reclassification, exchange or subdivision of securities or otherwise, change any of the securities as to which purchase rights under this Warrant exist into the same or a different number of securities of any other class or classes of securities, this Warrant shall thereafter represent the right to acquire such number and kind of securities as would have been issuable as the result of such change with respect to the securities which were subject to the purchase rights under this Warrant immediately prior to such combination, reclassification, exchange, subdivision or other change. The provisions of this Section 6(b) shall similarly apply to successive combination, reclassification, exchange, subdivision or other change.

(c) Subdivision or Combination of Shares. If the Company at any time shall combine or subdivide its Class A Common Shares, (i) in the case of a subdivision, the Exercise Price shall be proportionately decreased and the number of shares for which this Warrant is exercisable shall be proportionately increased, or (ii) in the case of a combination, the Exercise Price shall be proportionately increased and the number of shares for which this Warrant is exercisable shall be proportionately decreased.

(d) Share Dividends. If the Company at any time while this Warrant is outstanding and unexpired shall make a distribution with respect to the Class A Common Shares payable in additional Class A Common Shares, then the Exercise Price shall be adjusted, from and after the date of determination of members entitled to receive such distribution, to that price determined by multiplying the Exercise Price by a fraction (i) the numerator of which shall be the total number of Class A Common Shares outstanding immediately prior to such dividend or distribution, and (ii) the denominator of which shall be the total number of Class A Common Shares outstanding immediately after such dividend or distribution, and the number of Class A Common Shares for which this Warrant is exercisable shall be proportionately increased.

(e) Notice of Certain Events. In the event that the Company shall propose to take any action of the type described in this Section 6 (but only if the action of the type described in this Section 6 would result in an adjustment in the Exercise Price or the Warrant Shares into which this Warrant is then exercisable or a change in the type of securities or property to be delivered upon exercise of this Warrant), the Company shall give the Warrantholder notice thereof at the same time and in the same manner as it gives notice thereof to the holders of outstanding Class A Common Shares. In addition, in the event that the Company makes a distribution, or fixes a record date of the holders of Class A Common Shares for the purpose of determining the holders thereof who are entitled to receive a distribution, in each case consisting of cash, securities or other property (including, without limitation, any granting of rights or warrants to subscribe for or purchase any equity interest of the Company or any subsidiary of the Company), the Company shall give the Warrantholder notice thereof at the same time and in the same manner as it gives notice thereof to the holders of outstanding Class A Common Shares. Furthermore, in the event that the Company authorizes the voluntary dissolution, liquidation or winding up of the affairs of the Company that is not preceded by a Merger Event, the Company shall give the Warrantholder notice thereof at the same time and in the same manner as it gives notice thereof to the holders of outstanding Class A Common Shares.

(f) Limitations on Adjustments. Notwithstanding anything to the contrary in this Section 6, all calculations under this Section 6 shall be made to the nearest one-hundredth (1/100th) of a cent or to the nearest one-tenth (l/10th) of a share, as the case may be. No adjustment in the Exercise Price or the number of Class A Common Shares into which this Warrant is exercisable shall be made if the amount of such adjustment would be less than $0.01 or one-tenth (1/10th) of a Class A Common Share.

Section 7. Representations and Warranties of the Company. As of the date hereof, the Company represents and warrants to the Warrantholder as follows:

(a) Organization, Good Standing, and Qualification. The Company is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Delaware and has all requisite limited liability company power and authority to carry on its business as now conducted. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a material adverse effect on its business or properties.

(b) Authorization. The Company has full power and authority to enter into this Warrant and to issue the Warrant Shares. All limited liability company action has been taken on the part of the Company, its Board of Directors, officers and members necessary for the authorization, execution and delivery of this Warrant and the issuance of the Warrant Shares in accordance with the terms hereof.

(c) Validity and Enforceability of the Warrant. This Warrant is, and any Warrant issued in substitution for or replacement of this Warrant will be, upon issuance, duly authorized and validly issued. This Warrant constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, or (ii) as otherwise limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

(d) Validity of the Class A Common Shares. All Class A Common Shares issuable upon the exercise of this Warrant pursuant to the terms hereof will, upon issuance, be duly authorized, validly issued, fully paid and nonassessable and free of all claims, liens or encumbrances; provided that the Class A Common Shares issuable pursuant to the exercise of this Warrant may be subject to restrictions on transfer under state and/or federal securities laws.

(e) Non-Contravention. The issuance of this Warrant does not, and the issuance of the Warrant Shares will not, violate the Operating Agreement, any applicable law or governmental regulation or any requirements of the Exchange or any agreement or instrument by which the Company is bound or its properties or assets are subject.

Section 8. Representations and Warranties of the Warrantholder. By acceptance of this Warrant, as of the date hereof, the Warrantholder represents and warrants to the Company as follows:

(a) Investment Purpose. This Warrant is, and the securities issued upon exercise hereof will be, acquired for investment and not with a view to, or for resale in connection with, any distribution thereof in violation of applicable federal and state securities laws, and the Warrantholder has no present intention of selling or engaging in any public distribution of the same except pursuant to a registration or exemption.

(b) Private Issue. The Warrantholder understands that (i) the Class A Common Shares issuable upon exercise of this Warrant are not registered under the Act or qualified under applicable state securities laws, and (ii) the Company’s reliance on exemption from such registration is predicated on the representations set forth in this Section 8.

(c) Restricted Securities. The Warrantholder understands and acknowledges that this Warrant and the Warrant Shares to be issued upon exercise hereof are “restricted securities” under the federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that, under such laws and applicable regulations, such securities may be resold without registration under the Act only in certain limited circumstances. In addition, the Warrantholder represents that it is familiar with Rule 144, and understands the resale limitations imposed thereby and by the Act.

(d) Financial Risk. The Warrantholder has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its investment and has the ability to bear the economic risks of its investment.

(e) Accredited Investor. The Warrantholder is an “accredited investor” within the meaning of Rule 501 of Regulation D.

Section 9. Reservation of Warrant Shares. The Company covenants that it will at all times reserve and keep available sufficient Class A Common Shares, solely for the purpose of enabling it to issue Warrant Shares upon exercise of this Warrant as herein provided, that number of Warrant Shares that are then issuable and deliverable upon the exercise of this Warrant, free from preemptive rights or any other contingent purchase rights of Persons other than the Warrantholder (taking into account the adjustments and restrictions of Section 6). The Company covenants that all Warrant Shares so issuable and deliverable shall, upon issuance and the payment of the applicable Exercise Price in accordance with the terms hereof, be duly and validly authorized, issued and fully paid and nonassessable. The Company will use commercially reasonable efforts to cause such Class A Common Shares to be issued as provided herein without violation of the Operating Agreement, any applicable law or regulation, or of any requirements of any securities exchange or automated quotation system upon which the Class A Common Shares may be listed.

Section 10. Miscellaneous.

(a) Transfer of Warrant. This Warrant may not be transferred or assigned by the Warrantholder without the prior written consent of the Company and may only be transferred or assigned in compliance with applicable securities laws and the applicable provisions of the Operating Agreement; provided that the Warrantholder may, upon no less than five (5) Business Days prior written notice to the Company, but without the prior written consent of the Company, transfer or assign this Warrant (in whole or in part) to any Affiliate of the Warrantholder, so long as, in each case, (i) such Affiliate assumes in writing the Warrantholder’s rights and obligations under this Warrant pursuant to a customary assignment agreement, (ii) such transfer is in compliance with applicable securities laws, and (iii) the Warrantholder promptly reimburses the Company for all reasonable and documented costs and expenses reasonably incurred by the Company in connection with such transfer. If the Warrantholder does not transfer the entirety of its rights to purchase all Warrant Shares then available hereunder, the Warrantholder shall be entitled to receive, upon delivery to the Company of the original Warrant for cancellation, a new Warrant in substantially identical form for the purchase of that number of then available Warrant Shares as to which the right to purchase was not transferred. Any attempted transfer, assignment, delegation or otherwise by the Warrantholder of this Warrant, or of any right, interest or obligation hereunder, in violation of the provisions of this Warrant shall be null and void.

(b) Severability. In the event any one or more of the provisions of this Warrant shall for any reason be held invalid, illegal or unenforceable, the remaining provisions of this Warrant shall be unimpaired, and the invalid, illegal or unenforceable provision shall be replaced by a mutually acceptable valid, legal and enforceable provision, which comes closest to the intention of the parties underlying the invalid, illegal or unenforceable provision.

(c) Successors and Assigns. This Warrant and the rights evidenced hereby shall inure to the benefit of and be binding upon the Company and the Warrantholder and their respective successors and permitted assigns.

(d) Notices. Any notice, request, instruction or other document to be given hereunder by any party to the other shall be in writing and shall be deemed to have been duly given (i) if sent by registered or certified mail in the United States return receipt requested, upon receipt, (ii) if sent by nationally recognized overnight air courier, one Business Day after mailing, (iii) if otherwise personally delivered, when delivered, or (iv) if sent by electronic mail, when sent, if transmitted on a Business Day and received by or before 5:00 p.m. in the recipient’s local time, and if transmitted after 5:00 p.m. in the recipient’s local time or on a day that is not a Business Day, then on the recipient’s next Business Day. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice.

If to the Warrantholder:

If to the Company:

Five Point Holdings, LLC

2000 FivePoint, 4th Floor

Irvine, California 92618

Attention: Legal Department

E-mail: fplegal@fivepoint.com

or to such other address as each party may designate for itself by like notice.

(e) Entire Agreement; Amendments. This Warrant constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes and replaces in its entirety any prior proposals, term sheets, letters, negotiations or other documents or agreements, whether written or oral, with respect to the subject matter hereof. None of the terms of this Warrant may be amended except by an instrument executed by each of the parties hereto.

(f) Waiver. No consent to, or waiver, discharge or release of, any provision of this Warrant shall be valid or effective unless explicitly set forth in writing and executed by the party so waiving.

(g) Headings. The various headings in this Warrant are inserted for convenience only and shall not affect the meaning or interpretation of this Warrant or any provisions hereof.

(h) No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Warrant. In the event an ambiguity or question of intent or interpretation arises, this Warrant shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Warrant.

(i) Governing Law; Jurisdiction. This Warrant shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, excluding conflict of laws principles that would cause the application of laws of any other jurisdiction. Each of the parties (i) irrevocably agrees that all proceedings (whether in contract or tort, at law or in equity or otherwise) that may be based upon, arise out of or relate to this Warrant, or the negotiation, execution or performance of this Warrant shall be exclusively resolved in the Court of Chancery of the State of Delaware, or in the event, but only in the event, that such court declines to accept jurisdiction over such proceeding, to the exclusive jurisdiction of the Superior Court of the State of Delaware (Complex Commercial Division) or, if the subject matter jurisdiction over the matter that is the subject of any such proceedings is vested exclusively in the federal courts of the United States of America, the United States District Court for the District of Delaware sitting in the State of Delaware, and any appellate court from any thereof, (ii) irrevocably agrees that, to the fullest extent permitted by applicable law, service of process, summons, notice or document by registered mail addressed to them at their respective addresses provided in or pursuant to the terms of this Warrant shall be effective service of process against it for any such proceeding brought in any such court, and (iii) waives, to the fullest extent permitted by applicable law, any objection which it may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such proceeding in any such court.

(j) Counterparts. This Warrant and any amendments, waivers, consents or supplements hereto may be executed in any number of counterparts (including by facsimile or electronic delivery (PDF)), and by different parties hereto in separate counterparts, each of which when so delivered shall be deemed an original, but all of which counterparts shall constitute one and the same instrument.

(k) Replacement of this Warrant. Subject to the receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of loss, theft or destruction, on delivery of an indemnity agreement reasonably satisfactory in form and substance to the Company or, in the case of mutilation, on surrender and cancellation of this Warrant, the Company at the expense of the Warrantholder shall execute and deliver, in lieu of this Warrant, a new warrant on the same terms and in the same amount.

(l) Legends. The Warrantholder, by acceptance of this Warrant, agrees to comply in all respects with the provisions of this Section 10(l) and the restrictive legend requirements set forth on the face of this Warrant and further agrees that such Warrantholder shall not offer, sell or otherwise dispose of this Warrant or any Warrant Shares to be issued upon exercise hereof except under circumstances that will not result in a violation of the Act. To the extent required by applicable law, this Warrant and the Class A Common Shares issuable hereunder (and the securities issuable, directly or indirectly, upon conversion or exchange therefor, if any) may be imprinted with a restricted securities legend in substantially the following form:

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF ANY STATE, AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED EXCEPT AS PERMITTED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS IN ACCORDANCE WITH APPLICABLE REGISTRATION REQUIREMENTS OR AN EXEMPTION THEREFROM. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE ISSUER THAT SUCH OFFER, SALE, TRANSFER, PLEDGE OR HYPOTHECATION OTHERWISE COMPLIES WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Company has duly executed this Warrant.

Dated: February 6, 2026.

FIVE POINT HOLDINGS, LLC

By:	/s/ Michael Alvarado
Name: Michael Alvarado
Title: Chief Operating Officer and Chief Legal Officer

[Signature Page to Five Point Warrant]

Dated: February 6, 2026.

Agreed and Acknowledged:

WARRANTHOLDER

By:
Name:
Title:

10

EXHIBIT A

FORM OF EXERCISE NOTICE

(To be executed by the registered holder hereof)

Reference is made to that certain Warrant to Purchase Class A Common Shares, dated as of February 6, 2026 (the “Warrant”), issued to [_____] representing the right to purchase up to [_____] Class A Common Shares of Five Point Holdings, LLC (the “Company”). Capitalized terms used but not defined herein have the meanings given in the Warrant.

The undersigned registered owner of the Warrant hereby irrevocably elects to exercise the right to purchase represented by the Warrant for, and to purchase thereunder, ____________ vested Class A Common Shares, no par value (the “ Class A Common Shares” and such number of Class A Common Shares, the “Exercise Number”), of the Company, as provided for therein in accordance with Section 3 and the other terms and conditions of the Warrant. Following this exercise, the number of Warrant Shares shall be reduced by the Exercise Number.

The undersigned is delivering $_______ as payment of the Purchase Price by wire transfer of immediately available funds to the Company.

If certificated, please issue the Class A Common Shares in the name of the undersigned and to the following address:

Issue to: ____________________________

Address: ____________________________

Dated:

WARRANTHOLDER

By:
Name:
Title:

11

EXHIBIT B

VESTING SCHEDULE

The Warrant shall vest and become exercisable only upon the occurrence of the following Vesting Events, if any, in each case determined based on the aggregate Capital Contributions to the Fund made by the Warrantholder and its Affiliates pursuant to the terms of the Fund Agreement:

Tranche 1: [_____] Class A Common Shares shall vest upon the date, if any, on which such Capital Contributions to the Fund equal or exceed $500 million.

Tranche 2: [_____] Class A Common Shares shall vest upon the date, if any, on which such Capital Contributions to the Fund equal or exceed $900 million.

Tranche 3: [_____] Class A Common Shares shall vest upon the date, if any, on which such Capital Contributions to the Fund equal or exceed $1.3 billion.

Tranche 4: [_____] Class A Common Shares shall vest upon the date, if any, on which such Capital Contributions to the Fund equal or exceed $1.7 billion.

For purposes of this Exhibit B, cumulative Capital Contributions to the Fund shall be calculated in accordance with the terms of the Fund Agreement.

The Company shall deliver a Vesting Event Notice substantially in the form of Exhibit C hereto following the occurrence of any Vesting Event.

No Warrant Shares may be exercised unless and until such Warrant Shares have vested pursuant to this Exhibit B.

12

EXHIBIT C

VESTING EVENT NOTICE

Date: __________

To: [_____]

Re: Notice of Vesting Event

Reference is made to that certain Warrant to Purchase Class A Common Shares, dated as of February 6, 2026 (the “Warrant”), issued to [_____] representing the right to purchase up to [_____] Class A Common Shares of Five Point Holdings, LLC (the “Company”). Capitalized terms used but not defined herein have the meanings given in the Warrant.

The undersigned hereby delivers notice to you that a Vesting Event has occurred under the terms of the Warrant.

a.	Vesting Event. The following Vesting Event occurred on or around ________, 20 : [Describe tranche and threshold achieved]

b.	Vested Warrant Shares. After giving effect to the Vesting Event above, the aggregate number of Warrant Shares that have vested under the Warrant is: ____________.

c.	Exercised Warrant Shares. The aggregate number of Warrant Shares issuable upon exercise of the Warrant that have been exercised as of the date hereof is: ____________.

d.

Unexercised Warrant Shares. After giving effect to the Vesting Event, the aggregate number of Warrant Shares issuable upon exercise of the Warrant that have vested but remain unexercised under the Warrant is: ____________.

FIVE POINT HOLDINGS, LLC

By:
Name:
Title: